Schneider National, Inc. Announces Fourth Quarter 2024 Results
•Operating Revenues $1.3 billion; $1.4 billion in 2023
•Income from Operations $42.4 million; $31.3 million in 2023
•Diluted Earnings per Share $0.18; $0.15 in 2023
•Adjusted Diluted Earnings per Share $0.20; $0.16 in 2023
•Full year 2025 Adjusted Diluted Earnings per Share guidance of $0.90 - $1.20
•Full year 2025 Net Capital Expenditures guidance of approximately $400 - $450 million
Green Bay, Wis. - January 30, 2025 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three months ended December 31, 2024.

“In the second quarter of 2024, signs of seasonality returned to the freight market and were even more evident in the fourth quarter. The year ended positively as carriers continued to exit the market and demand aligned more closely to seasonal expectations,” said Mark Rourke, President and Chief Executive Officer of Schneider. “The fourth quarter reflected the cumulative effects of actions we have taken to expand margins, which resulted in year over year earnings improvement across all our reportable segments for the first time since the second quarter of 2022. Intermodal achieved its second consecutive quarter of year over year earnings growth with continued improvement in volume and revenue per order. Our Dedicated business delivered resilient results through organic fleet growth and continues to have a strong new business pipeline. In December, we successfully completed our third Dedicated acquisition in as many years. Bringing Cowan Systems into our family of companies aligns with our long-term strategic vision to provide customer-centric dedicated solutions as the cornerstone of our Truckload segment and broaden our presence to provide greater value to our customers. As of the end of the year, with the Cowan acquisition, Dedicated represents 70% of our Truckload segment.”

“I would like to recognize our associates, particularly our professional drivers, for their unwavering dedication and commitment throughout the year. I would also like to thank our customers and stakeholders for their support. As we look ahead to 2025 and what we believe will be a year of improving freight market conditions, we expect to build on the momentum of the fourth quarter with a focus on restoring margins and positioning the business for through-cycle growth.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2024	2023	Change	2024	2023	Change
Operating revenues	$1,339.1	$1,371.7	(2)%	$5,290.5	$5,498.9	(4)%
Revenues (excluding fuel surcharge)	1,205.7	1,194.8	1%	4,714.3	4,814.6	(2)%
Income from operations	42.4	31.3	35%	165.2	296.4	(44)%
Adjusted income from operations	45.0	32.6	38%	172.2	302.9	(43)%
Operating ratio	96.8%	97.7%	90 bps	96.9%	94.6%	(230) bps
Adjusted total operating expenses, net of fuel surcharge revenue	1,160.7	1,162.2	—%	4,542.1	4,511.7	1%
Adjusted operating ratio	96.3%	97.3%	100 bps	96.3%	93.7%	(260) bps
Net income	$32.6	$27.4	19%	$117.0	$238.5	(51)%
Adjusted net income	34.5	28.4	21%	122.3	243.4	(50)%
Adjusted EBITDA	152.2	131.6	16%	580.2	699.6	(17)%
Diluted earnings per share	0.18	0.15	20%	0.66	1.34	(51)%
Adjusted diluted earnings per share	0.20	0.16	25%	0.69	1.37	(50)%
Weighted average diluted shares outstanding	176.2	177.1	(0.9)	176.1	178.2	(2.1)

Enterprise Results

Enterprise income from operations for the fourth quarter of 2024 was $42.4 million, an increase of $11.1 million, or 35%, compared to the same quarter in 2023. Diluted earnings per share in the fourth quarter of 2024 was $0.18 compared to $0.15 in the prior year. Adjusted diluted earnings per share was $0.20 in the fourth quarter of 2024 compared to $0.16 in the same period a year ago. Compared to 2023, non-GAAP items in the fourth quarter included $1.4 million of transaction costs related to the acquisition of Cowan Systems.

In 2024, Schneider achieved significant reductions in our DOT reportable accidents, attaining an all-time low accident frequency. At the same time, the industry overall has seen a surge in litigious activity, including litigation funding, nuclear verdicts, and inflated settlements which has increased the cost and volatility of claims reserves, as well as insurance premiums. Refinement of reserve estimates, primarily relating to three accident claims from prior years, resulted in approximately $7.0 million of expense in the quarter, a $0.03 earnings per share impact.

Cash Flow and Capitalization

At December 31, 2024, the Company had $526.8 million outstanding on total debt and finance lease obligations compared to $302.1 million as of December 31, 2023. The Company had cash and cash equivalents of $117.6 million and $102.4 million as of December 31, 2024, and December 31, 2023, respectively.

The Company’s cash provided by operating activities for 2024 increased slightly year over year. Net capital expenditures were lower compared to the same period a year ago primarily due to reduced purchases of transportation equipment. Despite freight market conditions, we have generated strong free cash flow. For 2024, free cash flow increased $199.6 million compared to the same period in 2023.

In February 2023, the Company announced the approval of a $150.0 million stock repurchase program. As of December 31, 2024, the Company had repurchased a total of 3.8 million Class B shares for a total of $95.5 million under the program. In October 2024, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of December 13, 2024, which was paid on January 8, 2025. On January 27, 2025, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of March 14, 2025, expected to be paid on April 9, 2025. As of December 31, 2024, the Company had returned $66.6 million in the form of dividends to shareholders year to date.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2024 were $560.1 million, an increase of $9.4 million, or 2%, compared to the same quarter in 2023 due to the acquisition of Cowan Systems, Dedicated organic new business growth, and a higher Network rate per total mile, partially offset by lower Network volumes. Dedicated average truck count increased 8% year over year due to the Cowan Systems acquisition and new business growth, while Network average truck count was down 13%. Truckload revenue per truck per week was $4,100, an increase compared to the same quarter in 2023, as both Network and Dedicated revenue per truck per week improved year over year.

Truckload income from operations was $19.8 million in the fourth quarter of 2024, an increase of $1.0 million, or 5%, compared to the same quarter in 2023 primarily due to Dedicated organic new business growth and the acquisition of Cowan Systems, partially offset by increased insurance expense. Truckload operating ratio was 96.5% in the fourth quarter of 2024 compared to 96.6% in the fourth quarter of 2023.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2024 were $276.2 million, an increase of $15.6 million, or 6%, compared to the same quarter in 2023 primarily due to volume growth of 3% and higher revenue per order. Revenue per order was $2,536, an increase of $52, or 2% year over year, partially due to changes in freight mix which impacted length of haul.

Intermodal income from operations for the fourth quarter of 2024 was $17.2 million, an increase of $11.0 million, or 177%, compared to the same quarter in 2023. In addition to the volume growth and increased revenue per order mentioned above, internal cost actions, network optimization, and improved dray productivity contributed to the increase in earnings. Intermodal operating ratio was 93.8% compared to 97.6% in the same quarter in 2023, an improvement of 380 basis points.

Logistics

Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2024 were $323.9 million, a decrease of $18.2 million, or 5%, compared to the same quarter in 2023 primarily due to lower brokerage revenue per order and volumes, which were down 6% and 5%, respectively, year over year, partially offset by the Cowan Systems acquisition.

Logistics income from operations for the fourth quarter of 2024 was $8.5 million, an increase of $2.4 million, or 39%, compared to the same quarter in 2023 primarily due to higher brokerage net revenue per order and the Cowan Systems acquisition, partially offset by lower brokerage volume noted above. Logistics operating ratio was 97.4% in the fourth quarter of 2024, compared to 98.2% in the fourth quarter of 2023, an improvement of 80 basis points.

Business Outlook

(in millions, except per share data)	Current Guidance
Adjusted diluted earnings per share	$0.90 - $1.20
Net capital expenditures	$400- $450

“We anticipate continued improvement in freight market conditions in 2025, leading to revenue and earnings growth with enhanced margins and asset returns progressing throughout the year,” said Darrell Campbell, Executive Vice President and Chief Financial Officer of Schneider. “For 2025, our Truckload Network focus is on returning the business to profitability by improving price, growing variable cost capacity, and continuing to execute cost and asset efficiency actions. For our Dedicated business, we anticipate top-line and earnings growth from organic new business and the accretive impact of Cowan Systems, including expected acquisition synergies. For Intermodal, we expect both volume growth and price improvement by leveraging our differentiated market position and rail partnerships. For our Logistics segment, we expect to continue to operate profitably as we take advantage of our technology and leading Power Only offering which augments our Truckload Network business.”

Campbell added, “Our 2025 full year adjusted diluted earnings per share guidance is $0.90 - $1.20, which assumes a full year effective tax rate of 23.0% - 24.0%. Our full year net capital expenditure guidance is $400 to $450 million, which consists primarily of replacement capital and growth capital for Dedicated and Intermodal.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge); adjusted income from operations; adjusted total operating expenses, net of fuel surcharge revenues; adjusted operating ratio; adjusted net income; adjusted EBITDA; free cash flow; and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2025 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the timely, safe, and effective movement of customer products. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico. We were founded in 1935 and have been a publicly held holding company since our IPO in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.

Our diversified portfolio of complementary service offerings enables us to serve the varied needs of our customers and to allocate capital that maximizes returns across all market cycles and economic conditions. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-owned transportation equipment and company drivers, owner-operators, or third-party carriers under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, transportation equipment, labor, systems, and delivery services tailored to meet individual customer requirements, which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. In addition, we provide comprehensive logistics services with a network of thousands of qualified third-party carriers. We also lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 800-715-9871 toll-free or 646-307-1963 (conference ID: 2793697). A webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
920-357-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating revenues	$1,339.1	$1,371.7	$5,290.5	$5,498.9
Operating expenses:
Purchased transportation	498.3	549.6	1,991.3	2,184.5
Salaries, wages, and benefits	354.5	355.4	1,409.7	1,359.1
Fuel and fuel taxes	95.5	111.9	398.2	437.4
Depreciation and amortization	106.5	100.7	413.7	382.5
Operating supplies and expenses—net	156.3	149.0	636.5	576.0
Insurance and related expenses	50.8	37.3	151.5	114.3
Other general expenses	34.8	36.5	124.4	148.7
Total operating expenses	1,296.7	1,340.4	5,125.3	5,202.5
Income from operations	42.4	31.3	165.2	296.4
Other expenses (income):
Interest income	(1.6)	(0.7)	(4.3)	(7.0)
Interest expense	4.7	4.1	16.6	14.2
Other expenses (income)—net	(1.9)	0.4	0.7	(16.9)
Total other expenses (income)—net	1.2	3.8	13.0	(9.7)
Income before income taxes	41.2	27.5	152.2	306.1
Provision for income taxes	8.6	0.1	35.2	67.6
Net income	$32.6	$27.4	$117.0	$238.5

Weighted average shares outstanding	175.2	176.2	175.5	177.3
Basic earnings per share	$0.19	$0.16	$0.67	$1.35

Weighted average diluted shares outstanding	176.2	177.1	176.1	178.2
Diluted earnings per share	$0.18	$0.15	$0.66	$1.34

Dividends per share of common stock	$0.095	$0.09	$0.38	$0.36

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$117.6	$102.4
Trade accounts receivable—net	600.0	575.7
Other current assets	397.7	432.8
Net property and equipment	2,869.4	2,581.7
Other noncurrent assets	949.0	864.6
Total Assets	$4,933.7	$4,557.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$253.1	$241.3
Current maturities of debt and finance lease obligations	106.0	104.5
Other current liabilities	345.4	260.4
Long-term debt and finance lease obligations	420.8	197.6
Deferred income taxes	565.6	595.7
Other noncurrent liabilities	255.9	200.9
Shareholders’ Equity	2,986.9	2,956.8
Total Liabilities and Shareholders’ Equity	$4,933.7	$4,557.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$686.1	$680.0
Net cash used in investing activities	(791.5)	(907.6)
Net cash provided by (used in) financing activities	120.6	(55.7)
Net increase (decrease) in cash and cash equivalents	$15.2	$(283.3)

Net capital expenditures	$(380.3)	$(573.8)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Truckload	$560.1	$550.7	$2,170.7	$2,155.7
Intermodal	276.2	260.6	1,041.2	1,050.7
Logistics	323.9	342.1	1,281.3	1,393.7
Other	88.8	83.9	383.9	333.4
Fuel surcharge	133.4	176.9	576.2	684.3
Inter-segment eliminations	(43.3)	(42.5)	(162.8)	(118.9)
Operating revenues	$1,339.1	$1,371.7	$5,290.5	$5,498.9

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Truckload	$19.8	$18.8	$89.1	$170.7
Intermodal	17.2	6.2	54.5	71.0
Logistics	8.5	6.1	32.7	45.9
Other	(3.1)	0.2	(11.1)	8.8
Income from operations	$42.4	$31.3	$165.2	$296.4

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents our Truckload segment KPIs for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

The two operations that make up our Truckload segment are as follows:

•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

Cowan Systems’ dedicated operations and M&M impacts are included in Dedicated beginning in the fourth quarter of 2024 and third quarter of 2023, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Dedicated
Revenues (excluding fuel surcharge) (1)	$375.3	$341.3	$1,410.6	$1,272.0
Average trucks (2) (3)	7,174	6,641	6,829	6,233
Revenue per truck per week (4)	$4,179	$4,138	$4,041	$4,011
Network
Revenues (excluding fuel surcharge) (1)	$185.1	$210.1	$760.3	$884.5
Average trucks (2) (3)	3,745	4,301	3,926	4,374
Revenue per truck per week (4)	$3,948	$3,933	$3,788	$3,974
Total Truckload
Revenues (excluding fuel surcharge) (5)	$560.1	$550.7	$2,170.7	$2,155.7
Average trucks (2) (3)	10,919	10,942	10,755	10,607
Revenue per truck per week (4)	$4,100	$4,057	$3,948	$3,996
Average company trucks (3)	9,595	9,103	9,244	8,695
Average owner-operator trucks (3)	1,324	1,839	1,511	1,912
Trailers (6)	54,459	47,460	54,459	47,460
Operating ratio (7)	96.5%	96.6%	95.9%	92.1%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Orders (1)	109,906	106,377	419,833	415,095
Containers	26,553	26,991	26,553	26,991
Trucks	1,413	1,485	1,413	1,485
Revenue per order (2)	$2,536	$2,484	$2,474	$2,530
Operating ratio (3)	93.8%	97.6%	94.8%	93.2%
(1)Based on delivered rail orders.
(2)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated. Cowan Systems’ logistics operations are included in Logistics beginning in December 2024.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating ratio (1)	97.4%	98.2%	97.4%	96.7%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating expenses, net of fuel surcharge revenues, (4) adjusted operating ratio, (5) adjusted net income, (6) adjusted EBITDA, (7) free cash flow, and (8) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry. Free cash flow is used as a measure to assess overall liquidity and does not represent residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Operating revenues	$1,339.1	$1,371.7	$5,290.5	$5,498.9
Less: Fuel surcharge revenues	133.4	176.9	576.2	684.3
Revenues (excluding fuel surcharge)	$1,205.7	$1,194.8	$4,714.3	$4,814.6

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Income from operations	$42.4	$31.3	$165.2	$296.4
Litigation and audit assessments (1)	—	—	—	2.9
Acquisition-related costs (2)	1.4	—	2.0	0.9
Amortization of intangible assets (3)	1.2	1.3	5.0	2.7
Adjusted income from operations	$45.0	$32.6	$172.2	$302.9
(1)Includes $2.9 million for the year ended December 31, 2023 for charges related to adverse audit assessments for prior period state sales tax on rolling stock equipment used within that state.
(2)Advisory, legal, and accounting costs related to the acquisition of Cowan Systems in 2024 and M&M in 2023. Acquisition related costs for Cowan Systems totaling $2.0 million were recorded during 2024. Those costs were not considered non-GAAP until the acquisition was complete in December 2024. Acquisition related costs of $0.6 million and $1.4 million were incurred in the third and fourth quarters, respectively.
(3)Amortization expense related to intangible assets acquired through recent business acquisitions. As we finalized our purchase accounting adjustments related to intangible assets, we made the decision to exclude the related amortization expense from adjusted income from operations and adjusted net income beginning in the fourth quarter of 2023. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to transportation services provided to our customers.

Adjusted operating ratio

We define “adjusted operating ratio” as total operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2024	2023	2024	2023
Total operating expenses	$1,296.7	$1,340.4	$5,125.3	$5,202.5
Divide by: Operating revenues	1,339.1	1,371.7	5,290.5	5,498.9
Operating ratio	96.8%	97.7%	96.9%	94.6%

Total operating expenses	$1,296.7	$1,340.4	$5,125.3	$5,202.5
Adjusted for:
Fuel surcharge revenues	(133.4)	(176.9)	(576.2)	(684.3)
Litigation and audit assessments	—	—	—	(2.9)
Acquisition-related costs	(1.4)	—	(2.0)	(0.9)
Amortization of intangible assets	(1.2)	(1.3)	(5.0)	(2.7)
Adjusted total operating expenses, net of fuel surcharge revenues	$1,160.7	$1,162.2	$4,542.1	$4,511.7

Operating revenues	$1,339.1	$1,371.7	$5,290.5	$5,498.9
Less: Fuel surcharge revenues	133.4	176.9	576.2	684.3
Revenues (excluding fuel surcharge)	$1,205.7	$1,194.8	$4,714.3	$4,814.6

Adjusted operating ratio	96.3%	97.3%	96.3%	93.7%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net income	$32.6	$27.4	$117.0	$238.5
Litigation and audit assessments	—	—	—	2.9
Acquisition-related costs	1.4	—	2.0	0.9
Amortization of intangible assets	1.2	1.3	5.0	2.7
Income tax effect of non-GAAP adjustments (1)	(0.7)	(0.3)	(1.7)	(1.6)
Adjusted net income	$34.5	$28.4	$122.3	$243.4
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted EBITDA

We define “adjusted EBITDA” as net income, adjusted to exclude net interest expense, our provision for income taxes, depreciation and amortization, and certain items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net income	$32.6	$27.4	$117.0	$238.5
Interest expense, net	3.1	3.4	12.3	7.2
Provision for income taxes	8.6	0.1	35.2	67.6
Depreciation and amortization	106.5	100.7	413.7	382.5
Litigation and audit assessments	—	—	—	2.9
Acquisition-related costs	1.4	—	2.0	0.9
Adjusted EBITDA	$152.2	$131.6	$580.2	$699.6

Free cash flow

We define “free cash flow” as net cash provided by operating activities less net cash used for capital expenditures.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$199.5	$193.9	$686.1	$680.0
Purchases of transportation equipment	(85.9)	(159.5)	(414.0)	(660.1)
Purchases of other property and equipment	(37.3)	(8.4)	(65.1)	(42.3)
Proceeds from sale of property and equipment	17.5	22.4	98.8	128.6
Net capital expenditures	(105.7)	(145.5)	(380.3)	(573.8)
Free cash flow	$93.8	$48.4	$305.8	$106.2

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Diluted earnings per share	$0.18	$0.15	$0.66	$1.34
Non-GAAP adjustments, tax effected	0.01	0.01	0.03	0.03
Adjusted diluted earnings per share	$0.20	$0.16	$0.69	$1.37
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 23, 2024, subsequent Reports on Form 10-Q and 8-K, and other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: inflation, both in the U.S. and globally; our ability to successfully manage operational challenges and disruptions, as well as related federal, state, and local government responses arising from future pandemics; economic and business risks inherent in the truckload and transportation industry, including inflation, freight cycles, and competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage truck capacity brought about by cyclical driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and effectively implement our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, our ability to recover fuel costs through our fuel surcharge programs, and potential changes in customer preferences (e.g. truckload vs. intermodal services) driven by diesel fuel prices; fluctuations in the value and demand for our used Class 8 heavy-duty tractors and trailers; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability, availability, and/or increased costs from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks from cross-border operations and operations in multiple countries; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events and firmware defects; exposure to claims and lawsuits in the ordinary course of business; our ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this earnings release.